Filed pursuant to Rule 424(b)(7)
SEC File No. 333-188106-01

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 26, 2013

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 26, 2013)

39,075,771 Shares

J. C. Penney Company, Inc.

Common Stock

This prospectus supplement provides for the resale of 39,075,771 shares of our common stock by Pershing Square, L.P., Pershing Square II, L.P., Pershing Square Holdings, Ltd and Pershing Square International, Ltd (collectively, the “Selling Stockholders”). We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders.

Our shares of common stock trade on the New York Stock Exchange (the “NYSE”) under the symbol “JCP.” On August 23, 2013, the last reported sale price of our shares of common stock on the NYSE was $13.50.

The underwriter has agreed to purchase the shares of common stock from the Selling Stockholders at a price equal to $         per share, for an aggregate price of $        , subject to the terms and conditions in the underwriting agreement among the underwriter, the Selling Stockholders and us.

The underwriter proposes to offer the shares of common stock from time to time for sale in one or more transactions or otherwise, at market prices prevailing at the time of the sale, at prices related to prevailing market prices on the NYSE, in the over-the-counter market, through negotiated transactions or at negotiated prices. See “Underwriting.”

Investing in shares of our common stock involves risk. Before buying any shares, you should consider the risks that we have described in “Risk Factors” beginning on page S-5 of this prospectus supplement, as well as those described in our most recent Quarterly Report on Form 10-Q and our other filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Book-Running Manager

Citigroup

The date of this prospectus supplement is August     , 2013.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus before deciding to invest in our shares of common stock. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

We and the Selling Stockholders have not, and the underwriter has not, authorized anyone to provide any information other than that contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us to which we have referred you. We, the Selling Stockholders and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Before purchasing any shares of common stock, you should carefully read this prospectus supplement, the accompanying prospectus and any free writing prospectus with respect to this offering filed by us with the Securities and Exchange Commission (the “SEC”), together with the additional information described under the heading “Incorporation by Reference” in this prospectus supplement and the accompanying prospectus. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates of the prospectus supplement or the accompanying prospectus.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, and the documents incorporated herein by reference may contain forward-looking statements made within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “will,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or the negative of these terms or other comparable terminology. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Those risks and uncertainties include, but are not limited to, the success of our transformation, the impact of changes designed to transform our business, competition and promotional activities, changes in merchandise styles and trends, changes in store traffic trends, maintaining an appropriate mix and level of inventory, the implementation of our new store layout, the availability of internal and external sources of liquidity, our failure to retain, attract and motivate our employees, the reduction and restructuring of our workforce, the impact of cost reduction initiatives, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, disruptions in our information technology systems or website, changes in our credit ratings, our failure to source and deliver merchandise in a timely and cost-effective manner, changes in our arrangements with our suppliers and vendors, restrictions under our revolving credit facility, potential asset impairment charges, risks associated with importing merchandise from foreign countries, economic and political conditions that impact consumer confidence and spending, the impact of holiday spending patterns and weather conditions, changes in federal, state or local laws and regulations, legal and regulatory proceedings, significant changes in discount rates, actual investment return on pension assets and other factors related to our qualified pension plan, the influence of our largest stockholders, the volatility of our stock price and our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes. Additional information regarding these and other factors may be contained in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. The list of factors identified above and in the aforementioned reports is not exhaustive and new factors may emerge or changes to these factors may occur that would impact our business. All such risk factors are difficult to predict and contain material uncertainties that may affect actual results and may be beyond our control.

We also used other factors and assumptions not identified above in deriving the forward-looking statements. Our failure to realize these other assumptions or the impact of the other factors may also cause actual results to differ materially from those projected.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. You are cautioned not to rely on the forward-looking statements, which speak only as of the date of this prospectus supplement or, where applicable, the accompanying prospectus or a document incorporated by reference. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date hereof nor are we under any obligation to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

S-ii

SUMMARY

This summary highlights information more fully described elsewhere in this prospectus supplement and the accompanying prospectus. Because this is a summary, it is not complete and does not contain all of the information that you should consider before investing in the shares of common stock. Before deciding to invest in the shares of common stock, you should carefully read this prospectus supplement and the accompanying prospectus, including the Securities and Exchange Commission filings that we have incorporated by reference into this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and notes thereto in our Annual Report on Form 10-K for the fiscal year ended February 2, 2013 and the “Risk Factors” section in our Quarterly Report on Form 10-Q for the quarter ended May 4, 2013, and the “Risk Factors” section in this prospectus supplement beginning on page S-5.

References in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” “JCPenney” or the “Company” refer to J. C. Penney Company, Inc. and its consolidated subsidiaries collectively, unless indicated otherwise.

Our Company

JCPenney was founded by James Cash Penney in 1902 and has grown to be a major retailer, operating 1,104 department stores in 49 states and Puerto Rico. Our business consists of selling merchandise and services to consumers through our department stores and through our website at jcp.com. Our department stores and website generally serve the same type of customers and provide virtually the same mix of merchandise, and department stores accept returns from sales made in stores and via the Internet. We sell family apparel and footwear, accessories, fine and fashion jewelry, beauty products through Sephora inside jcpenney and home furnishings. In addition, our department stores provide our customers with services such as styling salon, optical, portrait photography and custom decorating.

Recent Developments

Second Quarter Financial Results

On August 20, 2013, we released our fiscal second quarter results reporting net sales of $2.66 billion for the period compared to $3.02 billion in the fiscal second quarter of 2012. Comparable store sales declined 11.9% during the second quarter, and were negatively impacted by prior failed merchandising and promotional strategies, which resulted in unusually high markdowns and clearance levels during the second quarter.

Despite these challenges, comparable store sales for the second quarter improved sequentially by 470 basis points when compared to fiscal first quarter of 2013. In addition, sales results improved sequentially each month within the second quarter of 2013.

Gross margins were 29.6 percent of sales during the second quarter of 2013, compared to 33.2 percent during the comparable period in 2012. Gross margins were negatively impacted by lower than expected sales, and a higher level of clearance sales during the second quarter, which included the clearance of merchandise carried over from the first quarter of 2013. Selling, general and administrative expenses were approximately $1.02 billion for the second quarter of 2013, down 4.8% from the first quarter of 2013 and down 2.3% from the second quarter of 2012.

We reported an operating loss of $395 million in the second quarter of 2013 compared to an operating loss of $183 million in the second quarter of 2012. The net loss for the second quarter of 2013 was $586 million or $2.66 per share.

Cash and cash equivalents at the end of the second quarter of 2013 were $1.535 billion, an increase of $714 million from the end of the first quarter of 2013. Our total available liquidity is currently $1.85 billion. Total debt at the end of the second quarter was $5.82 billion, including $850 million outstanding on our revolving credit facility, a $2.25 billion senior secured term loan, $2.62 billion of outstanding unsecured debt, and $98 million in capital lease obligations and note payable.

Operating cash flow was a use of $708 million, reflecting net operating losses and an increase of $357 million in inventory, which includes re-stocking of basics and private branded categories in anticipation of the Back to School and holiday season. Financing cash flow was a source of $1.8 billion, reflecting the net proceeds of $2.18 billion from our senior secured term loan facility and the completion of the cash tender offer and consent solicitation with respect to our 7 1/8% Debentures due 2023 for $355 million.

During the second quarter of 2013, our capital expenditures were $439 million. For the second half of 2013, we expect to expend approximately $300 million in additional capital expenditures, including accrued and unpaid expenditures of $156 million at the end of the second quarter, primarily related to the renovation of our Home departments. We are planning on approximately $300 million of capital expenditures for fiscal year 2014.

Business Strategy

We have undertaken the following initiatives to stabilize our business:

•

Driving Traffic and Purchase Conversion through Refined Marketing.     Bringing back promotions was a critical first step towards reconnecting with our core customers. Our focus is on continuing to improve our marketing and messaging in order to drive traffic and conversion as we enter the second half of 2013 and prepare for the holiday season.

•

Restoring Key Merchandise Inventory Levels.     We have made significant progress in restoring key merchandise inventory levels, particularly in the higher-margin basics and private branded categories. We expect to increase our inventory to appropriate levels throughout our stores and online in advance of the holiday season.

•

Improving Performance of jcp.com.     Under the leadership of a new team, we are approaching our goal of restoring congruency in store and jcp.com assortments. This initiative helped drive improvement in the second quarter of 2013. Online sales were down 2.2% from the same period last year, a sequential improvement of over 1700 basis points when compared to the first fiscal quarter of 2013.

•

Fixing the Home Store.     Implementing and executing our new Home strategy has been more challenging and has taken significantly longer than originally planned. To date, we have re-opened nearly 500 Home departments, but previous management’s Home strategy has not resonated well with our customers. We are in the process of restaging our Home departments by category and expect to complete this work by the third quarter of 2013.

•

Investing in our Associates.     We have an experienced and focused leadership team in place, having filled several of the key vacancies during the second quarter. In addition, we have invested in store labor at key selling periods like Back to School to ensure that our customers receive the industry leading service they expect at jcpenney.

•

Re-Affirming Key Supplier Relationships.     We hosted both a domestic and international supplier summit during the second quarter of 2013 and continue to receive strong support from our suppliers as we work to strengthen our merchandise offering and ensure proper inventory levels.

Stockholder Rights Plan

On August 21, 2013, our Board of Directors authorized and declared a dividend distribution of one right (the “Right”) for each outstanding share of common stock to stockholders of record at the close of business on September 3, 2013. These Rights are issued under a Rights Agreement, dated August 22, 2013 (the “Rights Agreement”), between the Company and Computershare Inc., as rights agent. Each Right entitles the registered holder to purchase 1/1000th of a share of a newly authorized series of preferred stock of the Company designated Series C Junior Participating Preferred Stock (the “Series C Preferred Stock”) under conditions described in the Rights Agreement. The Rights expire on August 20, 2014, unless such date is extended or the Rights are earlier redeemed or exchanged.

In general terms, the Rights restrict any person or group of affiliated or associated persons (other than the Company, its subsidiaries, or employee benefit plans of the Company or any of its subsidiaries) from acquiring beneficial ownership of 10% or more of the outstanding common stock, or, in the case of any person or group that owned 10% or more of the outstanding common stock on the date of announcement of the Company’s entry into the Rights Agreement, any additional shares of common stock. In addition, any person or group who becomes the owner of 10% or more of the outstanding common stock solely as a result of a reduction in the number of shares outstanding due to any repurchase of shares by the Company would be permitted to acquire up to an additional 1% of the outstanding common stock.

The Rights will initially trade with, and will be inseparable from, the common stock. The Rights will not be evidenced by separate certificates until they become exercisable. Each Right will allow its holder to purchase from us, once the Rights become exercisable, one one-thousandth of a share of Series C Preferred Stock for $55.00, subject to adjustment in accordance with the terms of the Rights Agreement.

Our Corporate History and Information

On January 27, 2002, J. C. Penney Company, Inc. was reorganized into a holding company structure. As part of this restructuring, the former J. C. Penney Company, Inc., which was incorporated in 1924, changed its name to “J. C. Penney Corporation, Inc.” and became a wholly-owned subsidiary of a newly formed affiliated holding company.

Our principal offices are located at 6501 Legacy Drive, Plano, Texas 75024. Our telephone number is (972) 431-1000. We maintain a web site on the Internet at www.jcp.com. Our web site, and the information contained on it, are not part of this prospectus supplement or the accompanying prospectus.

The Offering

The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of shares of our common stock, please refer to the section of this prospectus entitled “Description of Capital Stock––Common Stock.”

Shares Offered by the Selling Stockholders	39,075,771 shares of common stock

Shares Outstanding	220,455,870 shares of common stock as of August 20, 2013

Use of Proceeds	All shares of common stock sold pursuant to this prospectus supplement will be sold by the Selling Stockholders. We will not receive any of the proceeds from such sales.

Dividend Policy	We do not anticipate paying cash dividends on our shares of common stock in the foreseeable future. Any payment of cash dividends will depend on our financial condition, results of operations, capital requirements, earnings and other factors deemed relevant by our board of directors (the “Board”).

Trading Symbol	Our shares of common stock are listed on the NYSE under the symbol “JCP.”

Risk Factors	An investment in shares of our common stock involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page S-5 of this prospectus supplement, as well as those described in our most recent Quarterly Report on Form 10-Q and the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

RISK FACTORS

Investing in shares of our common stock involves risk. Please see the risk factors described below and those described in our Quarterly Report on Form 10-Q for the quarter ended May 4, 2013, in each case which are incorporated by reference into this prospectus supplement and the accompanying prospectus. You should consider carefully these risk factors together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to purchase shares of our common stock. These risks and uncertainties are not the only ones facing us, and there may be additional matters that we are unaware of or that we currently consider immaterial. Any of these risks and uncertainties could adversely affect our business, financial condition, results of operations, liquidity or prospects and, thus, the value of an investment in shares of our common stock.

The market price and trading volume of our shares of common stock may be volatile, which may make it difficult for you to resell your shares of common stock when you want or at prices you find attractive.

The market price of our shares of common stock has fluctuated substantially and may continue to fluctuate in response to the following factors, some of which are beyond our control:

•	fluctuations in our operating results, including results that vary from expectations of management, analysts and investors;

•	changes in investors’ and analysts’ perception of the business risks and conditions of our business;

•	broader market fluctuations;

•	general financial, economic and political conditions;

•	regulatory changes affecting our industry generally or our business and operations;

•	announcements of strategic developments, acquisitions, financings and other material events by us or our competitors;

•	the sale of a substantial number of shares of our common stock held by existing security holders in the public market; and

•	general conditions in the retail industry.

The stock markets in general have experienced extreme volatility that has at times been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, make it difficult to predict the market price of our common stock in the future and cause the value of your investment to decline.

Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in substantial costs, divert our management’s attention and resources and have an adverse effect on our business, results of operations and financial condition. This volatility could affect the price at which you could sell shares of our common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our shares of common stock.

We are not restricted from and stockholder approval is not required to issue additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock, except any stockholder approval required by the NYSE. Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our shares of common stock. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our shares of common stock.

You may not receive dividends on the shares of common stock.

Holders of our common stock are only entitled to receive such dividends as our Board may declare out of funds legally available for such payments. We are a holding company conducting all of our operations through our wholly owned subsidiary, J. C. Penney Corporation, Inc., and its subsidiaries. As a result, our ability to make dividend payments on the shares of common stock depends primarily on the receipt of dividends and other distributions from our direct and indirect subsidiaries. On May 15, 2012, we discontinued our quarterly $0.20 per share dividend, and we have not declared any dividends from then through the date of this prospectus supplement.

Our shares of common stock are an equity security and are subordinate to our existing and future indebtedness and effectively subordinated to all the indebtedness claims against our subsidiaries.

Shares of our common stock are equity interests and do not constitute indebtedness. As such, shares of our common stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including claims in a bankruptcy, liquidation or similar proceeding. Our existing indebtedness restricts, and future indebtedness may restrict, payment of dividends on our common stock.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation, reorganization or otherwise, and thus your ability as a holder of shares of common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, the common stock effectively is subordinated to all existing and future liabilities and obligations of our subsidiaries. As of August 3, 2013, we had approximately $5.82 billion of outstanding long-term debt.

Anti-takeover provisions could negatively impact our stockholders.

Provisions of Delaware law and our Restated Certificate of Incorporation, as amended, and Bylaws, as amended, could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. For example, we are subject to Section 203 of the Delaware General Corporation Law, which would make it more difficult for another party to acquire us without the approval of our Board. Additionally, our Restated Certificate of Incorporation authorizes our Board to issue preferred stock, which could be issued as a defensive measure in response to a takeover proposal. These provisions could make it more difficult for a third party to acquire us.

In addition, the Rights granted under our Rights Agreement entitle each registered holder of common stock to purchase 1/1000th of a share of a newly authorized series of preferred stock under conditions described in the Rights Agreement. In general terms, the Rights restrict any person or group of affiliated or associated persons (other than the Company, its subsidiaries, or employee benefit plans of the Company or any of its subsidiaries) from acquiring beneficial ownership of 10% or more of the outstanding common stock, or, in the case of any person or group that owned 10% or more of the outstanding common stock on the date of announcement of our entry into the Rights Agreement, any additional shares of common stock.

Our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes may be limited.

In fiscal 2012, we incurred a federal net operating loss (“NOL”) of approximately $1.5 billion of which approximately $284 million is available for carryback. The remaining NOL carryforward (expiring between 2013 and 2032) is available to offset future taxable income. We could experience additions to our NOL carryforward in future years. Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) imposes an annual limitation on the amount of taxable income that may be offset by our NOL carryforward if we experience an

“ownership change” as defined in Section 382 of the Code. An ownership change occurs when our “five-percent shareholders” (as defined in Section 382 of the Code) collectively increase their ownership in us by more than 50 percentage points (by value) over a rolling three-year period. This is different from a change in beneficial ownership under applicable securities laws. If an ownership change occurs our ability to use our NOL carryforward to offset future taxable income will be subject to an annual limitation and will depend, among other things, on our equity market capitalization and net built-in gains at the time of the ownership change, as well as on the amount of taxable income generated by us in future periods. There is no assurance that we will be able to fully utilize our NOL carryforward and we could be required to record a valuation allowance related to the amount of the NOL carryforward that may not be realized, which could impact our net results of operations. While we believe that we have not undergone an “ownership change” as of the date hereof, because such an event is outside of our control, no assurance can be given that an “ownership change” has not already occurred or that this offering will not result in an “ownership change.” If an “ownership change” occurs, the annual utilization of our NOL carryforward may be materially and adversely affected.

PRICE RANGE OF COMMON STOCK

Our shares of common stock are listed on the NYSE under the symbol “JCP.” The following table sets forth the high and low sales prices for transactions involving shares of our common stock during each fiscal quarter indicated, as reported on the NYSE.

	Common Stock Price
	High	Low
Fiscal Year Ended January 28, 2012
First Quarter	$39.24	$30.71
Second Quarter	41.00	29.82
Third Quarter	34.50	23.44
Fourth Quarter	41.86	29.55

Fiscal Year Ended February 2, 2013
First Quarter	$43.18	$32.51
Second Quarter	36.75	19.06
Third Quarter	32.55	20.40
Fourth Quarter	25.61	15.69

Fiscal Year Ending February 1, 2014
First Quarter	$23.10	$13.55
Second Quarter	19.63	15.04
Third Quarter (through August 23, 2013)	14.42	12.34

On August 23, 2013, the last reported sale price of shares of our common stock on the NYSE was $13.50 per share. As of August 20, 2013, shares of our common stock were held of record by approximately 28,212 holders.

DIVIDEND POLICY

In fiscal year 2011, we declared a dividend of $0.20 per share in each quarter, and in fiscal year 2012 we declared a dividend of $0.20 per share in the first quarter. On May 15, 2012, we announced that we would be discontinuing our quarterly $0.20 per share dividend. Since such date, we have not declared dividends in any quarter.

We do not anticipate paying cash dividends on the shares of our common stock in the foreseeable future. Any payment of cash dividends will depend on our financial condition, results of operations, capital requirements, earnings and other factors deemed relevant by our Board.

USE OF PROCEEDS

All shares of common stock pursuant to this prospectus supplement and the accompanying prospectus will be offered and sold by the Selling Stockholders. We will not receive any of the proceeds from such sales.

The Selling Stockholders will pay any underwriting fees, discounts or commissions and expenses they incur for their counsel, as well as SEC registration and filing fees, fees incurred in connection with the listing of the shares on the NYSE, fees incurred in connection with any applicable FINRA filings, and fees and expenses (including counsel expenses) related to compliance with state securities or blue sky compliance. We will bear all other costs, fees and expenses incurred with the registration of the shares covered by this prospectus supplement and the accompanying prospectus, including without limitation processing and duplicating fees, fees of our counsel and accountants and any other special experts.

SELLING STOCKHOLDERS

The following table sets forth the number and percentages of the beneficial ownership of shares of our common stock by the Selling Stockholders, and reflects the sale of the shares registered for resale and offered pursuant to this prospectus supplement. We refer to all such shares, collectively, as the “offered shares.”

The number of shares beneficially owned by the Selling Stockholders is determined by SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. The percentage of shares beneficially owned before and after this offering is based on 220,455,870 outstanding shares of our common stock as of August 20, 2013. Since the Selling Stockholders may sell all, some or none of the offered shares, we cannot estimate the number of offered shares that will be sold or that will be owned upon completion of the offering. In the table below, we have assumed that the Selling Stockholders have sold all of the shares offered for resale by this prospectus supplement.

Beneficial Owner	Shares beneficially owned prior to the offering		Number of shares offered hereby	Shares beneficially owned after the offering
	Number	Percentage		Number	Percentage
William A. Ackman(1)	39,075,771	17.7%	39,075,771	—	—
Pershing Square Capital Management, L.P.(1)	39,075,771	17.7%	39,075,771	—	—
PS Management GP, LLC(1)	39,075,771	17.7%	39,075,771	—	—
Pershing Square GP, LLC(2)	13,644,593	6.2%	13,644,593	—	—
Pershing Square Holdings, Ltd.	8,718,176	4.0%	8,718,176	—	—
Pershing Square, L.P.	13,369,366	6.1%	13,369,366	—	—
Pershing Square II, L.P.	275,227	0.1%	275,227	—	—
Pershing Square International, Ltd.	16,713,002	7.6%	16,713,002	—	—
Total(3)	39,075,771	17.7%	39,075,771	—	—

(1)	Each of William A. Ackman, Pershing Square Capital Management, L.P. and PS Management GP, LLC beneficially own the shares held directly by Pershing Square Holdings, Ltd., Pershing Square, L.P., Pershing Square II, L.P. and Pershing Square International, Ltd. pursuant to SEC rules.
(2)	Pershing Square GP, LLC beneficially owns the shares held directly by Pershing Square, L.P. and Pershing Square II, L.P. pursuant to SEC rules.
(3)	Represents the total number of shares offered hereby.

U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion is a summary of U.S. federal income and estate tax considerations generally applicable to the purchase, ownership and disposition of our common stock by a Non-U.S. Holder (as defined below) that acquires our common stock in this offering and holds our common stock as a capital asset (generally, property held for investment). This summary does not cover all aspects of U.S. federal income and estate taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder’s particular circumstances. In addition, this summary does not describe the U.S. federal income and estate tax consequences applicable to a Non-U.S. Holder that is subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”) including, without limitation, certain former citizens and former long-term residents of the United States, a “controlled foreign corporation,” a “passive foreign investment company,” a partnership or other “pass through” entity or an investor in any such entity, a tax-exempt organization, a bank or other financial institution, or a broker, dealer or trader in securities.

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is not a partnership (or any other entity or arrangement treated as a partnership for such purposes) and is not any of the following:

•	an individual that is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) whose administration is subject to the primary supervision of a United States court and that has one or more United States persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

This summary is based upon the provisions of the Code, the Treasury regulations promulgated thereunder, judicial opinions, rulings and pronouncements of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect or in existence on the date hereof. These authorities may change or be subject to differing interpretations, perhaps retroactively, which could result in U.S. federal income and estate tax consequences different from those summarized below. This discussion does not address any other U.S. federal tax considerations (such as gift tax) or any state, local or non-U.S. tax considerations. Each prospective purchaser of our common stock should consult its own tax advisor about the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of our common stock in light of its own particular circumstances.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner of that partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. A partner in such a partnership that holds our common stock should consult its own tax advisor regarding the tax consequences of the purchase, ownership and disposition of our common stock.

Distributions on Common Stock

In the event that we make a distribution of cash or other property (other than certain distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits will generally be treated first as a tax-free return of capital, on a share-by-share basis, to the extent of the Non-U.S. Holder’s tax basis in our common stock, and, to the extent such portion exceeds the Non-U.S. Holder’s tax basis in our common stock, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “Sales, Exchanges or Other Taxable Dispositions of Common Stock.”

The gross amount of dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, where required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) are not subject to this withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a non-U.S corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder that wishes to claim the benefit of an applicable income tax treaty for dividends will be required to provide the applicable withholding agent with a valid IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits. This certification must be provided to the applicable withholding agent prior to the payment of dividends and may be required to be updated periodically. If our common stock is held through a non-U.S. partnership or non-U.S. intermediary, the non-U.S. partnership or non-U.S. intermediary will also be required to comply with additional certification requirements under applicable Treasury regulations.

A Non-U.S. Holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sales, Exchanges or Other Taxable Dispositions of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale, exchange or other taxable disposition of our common stock unless:

•

the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States and, where required by an applicable income tax treaty, the gain is attributable to such Non-U.S. Holder’s permanent establishment in the United States; or

•

such Non-U.S. Holder is an individual present in the United States for 183 days or more in the calendar year of the sale, exchange or other taxable disposition and certain other conditions are satisfied; or

•

we are or have been a “United States real property holding corporation,” as such term is defined in section 897(c) of the Code, at any time during the shorter of (1) the five-year period ending on the date of disposition or (2) the Non-U.S. Holder’s holding period for our common stock. As long as our common stock is regularly traded on an established securities market, within the meaning of section 897(c)(3) of the Code, these rules will apply only to a Non-U.S. Holder who actually or constructively holds more than 5% of our common stock at any time during the shorter of the two periods mentioned above. We have not made a determination of whether we are currently a United States real property holding corporation, and no assurance can be given that we are not, or that we will not become, a United States real property holding corporation.

Gain that is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States and, where required by an applicable income tax treaty, attributable to such Non-U.S. Holder’s permanent establishment in the United States (or, if we are or become a United States real property holding corporation, gain that is realized by a Non-U.S. Holder who actually or constructively holds more than 5% of our common stock), will be subject to tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a United States person as defined under the Code. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. An individual Non-U.S. Holder present in the United States for 183 days or more in the calendar year of the sale, exchange or other taxable disposition (and where certain other conditions are satisfied) will be required to pay (subject to applicable income tax treaties) a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such Non-U.S. Holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or tax information exchange agreement.

Payments of dividends in respect of, or proceeds on the disposition of, our common stock made to a Non-U.S. Holder may be subject to additional information reporting and backup withholding unless such Non-U.S. Holder establishes an exemption, for example by properly certifying that such Non-U.S. Holder is not a United States person as defined under the Code on a valid IRS Form W-8BEN or another appropriate version of Form W-8 (provided that the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a Non-U.S. Holder will reduce the Non-U.S. Holder’s U.S. federal income tax liability. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided the required information is timely furnished to the IRS. A Non-U.S. Holder should consult its tax advisor regarding the application of the information reporting and backup withholding rules.

U.S. Federal Estate Tax

Shares of our common stock beneficially owned by an individual who is not a citizen of the United States or a resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Recently Enacted Legislation

After June 30, 2014, withholding at a rate of 30% will be required on dividends in respect of (and, after December 31, 2016, withholding at a rate of 30% will be required on gross proceeds from the sale of) shares of our common stock held by or through certain non-U.S. financial institutions (including investment funds), unless such institution satisfies certain reporting requirements with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain United States persons or by certain non-U.S. entities that are wholly or partially owned by United States persons. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, after June 30, 2014, dividends in respect of (and, after December 31, 2016, gross proceeds from the sale of) shares of common stock held by a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any substantial United States owners or (ii) provides certain information. Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible implications of these rules on their investment in our common stock.

UNDERWRITING

Citigroup Global Markets Inc. is acting as underwriter of the offering. We and the Selling Stockholders have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, the Selling Stockholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase 39,075,771 shares of common stock at a price of $             per share, which will result in $             of aggregate proceeds to the Selling Stockholders before expenses.

The underwriter is committed to purchase all the common shares offered by the Selling Stockholders if it purchases any shares.

The underwriter may receive from purchasers of the shares nominal brokerage commissions in amounts agreed with the purchasers. The underwriter proposes to offer the shares of common stock for sale from time to time in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriter may effect such transactions by selling the shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom they act as agents or to whom they sell as principals. The difference between the price at which the underwriter purchases shares of common stock and the price at which the underwriter resells such shares of common stock may be deemed underwriting compensation.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $425,000.

A prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to itself and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated to the underwriter and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed to not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of Citigroup Global Markets Inc. for a period of 30 days after the date of this prospectus, other than (a) the shares of our common stock to be sold hereunder, (b) issuances of any shares of our common stock issued upon the exercise of any outstanding warrants, and (c) issuances of any shares of common stock of the Company or the issuance of any restricted stock units pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan of the Company currently in effect.

We and the Selling Stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the NYSE under the symbol “JCP.”

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter creates a short position, it will purchase shares in the open market to cover the position.

The underwriter has advised us that, pursuant to Regulation M of the Securities Act of 1933, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement and accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and accompanying prospectus. This prospectus supplement and accompanying prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a ‘‘Relevant Member State’’), from and including the date on which the European Union Prospectus Directive (the ‘‘EU Prospectus Directive’’) was implemented in that Relevant Member State (the ‘‘Relevant Implementation Date’’) an offer of securities described in this prospectus supplement and accompanying prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus supplement and accompanying prospectus may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•

in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an ‘‘offer of securities to the public’’ in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically at http://www.sec.gov. Our filings with the SEC are also available without charge from our website at www.jcp.com. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at the following address:

100 F Street, N.E.

Washington, D.C. 20549

You can call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available at the offices of the NYSE, 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the NYSE, you can call (212) 656-5060. Information about us is also available at our website at www.jcp.com. Our website and the information contained on it are not part of this prospectus supplement or the accompanying prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This means that we can disclose important information to you by referring you to information and documents that we have filed with the SEC. Any information that we refer to in this manner is considered part of this prospectus supplement. Any information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the corresponding information contained in this prospectus supplement.

We specifically are incorporating by reference the following documents (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended February 2, 2013, filed with the SEC on March 20, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended May 4, 2013, filed on June 11, 2013;

•

our Current Reports on Form 8-K filed with the SEC on February 4, 2013, February 12, 2013, March 20, 2013, April 4, 2013, April 8, 2013, April 15, 2013, April 29, 2013, April 30, 2013, May 14, 2013, May 20, 2013, May 24, 2013, July 26, 2013, August 1, 2013, August 8, 2013, August 9, 2013, August 13, 2013, August 16, 2013, August 22, 2013 and both of our Current Reports on Form 8-K filed with the SEC on April 18, 2013;

•	our Definitive Proxy Statement for the 2013 Annual Meeting of Stockholders, filed with the SEC on April 2, 2013, as supplemented on April 12, 2013; and

•

any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished to, rather than filed with, the SEC, after the date of this prospectus supplement until we sell all of the securities being registered by the registration statement of which this prospectus supplement forms a part.

You may request a free copy of any documents referred to above, orally or in writing, including exhibits specifically incorporated by reference in those documents, by contacting us at the following address and telephone number:

J. C. Penney Company, Inc.

6501 Legacy Drive

Plano, Texas 75024

Telephone: (972) 431-5500

Attention: Investor Relations

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Janet Dhillon, Executive Vice President, General Counsel and Secretary of J. C. Penney Company, Inc. As of August 20, 2013, Ms. Dhillon beneficially owned 495,918 shares of J. C. Penney Company, Inc. common stock, 301,643 of which may be acquired through the exercise of employee stock options. Certain other legal matters in connection with the offering of shares of our common stock will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Certain legal matters will be passed upon for the Selling Stockholders by Kirkland & Ellis LLP, New York, New York. Certain legal matters in connection with the offering of shares of our common stock will be passed upon for the underwriter by Davis, Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of JCPenney as of February 2, 2013 and January 28, 2012 and for each of the years in the three-year period ended February 2, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of February 2, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

J. C. Penney Company, Inc.

COMMON STOCK

This prospectus covers the resale, from time to time, by the selling stockholders named in this prospectus (the “Selling Stockholders”) of shares of common stock of 50¢ par value, of J. C. Penney Company, Inc (the “Company” or “JCPenney”) that are currently outstanding or issuable upon exercise of an outstanding warrant. The number of shares to be sold by any Selling Stockholder shall be specified from time to time in a prospectus supplement. The shares of common stock to which this prospectus relates may be sold from time to time through public or private transactions on or off the New York Stock Exchange (the “NYSE”), and at prevailing market prices or negotiated prices, all as will be more fully described in a prospectus supplement.

The proceeds from the sale of the shares of common stock to which this prospectus relates are solely for the account of such Selling Stockholder. JCPenney will not receive any of the proceeds from such sales, but we will incur expenses in connection with the registration of such shares.

JCPenney’s common stock trades on the NYSE under the symbol “JCP.” On August 23, 2013, the last reported sale price of the shares of our common stock on the NYSE was $13.50.

The principal executive offices of JCPenney are located at 6501 Legacy Drive, Plano, Texas 75024, and the telephone number is (972) 431-1000.

We discuss risk factors relating to JCPenney in filings we make with the Securities and Exchange Commission, including under “Risk Factors” in our most recently filed Quarterly Report on Form 10-Q. The prospectus supplement relating to a particular offering of common stock may discuss certain risks of investing in our common stock. You should carefully consider these risk factors and risks before deciding to purchase any common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is August 26, 2013.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”). Under this shelf registration process, the Selling Stockholders may sell our common stock in one or more offerings. This prospectus provides you with a general description of our common stock. Some transactions in which the Selling Stockholders offers shares of our common stock under the registration statement of which this prospectus forms a part may require that we provide a prospectus supplement that will contain additional information about the terms of that offering. The prospectus supplement and any other offering material may also add to, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. We urge you to read both this prospectus and any prospectus supplement and any other offering material (including any free writing prospectus) prepared by or on behalf of JCPenney for a specific offering of common stock, together with additional information described under “Where You Can Find More Information” on page 2 of this prospectus. You should rely only on the information contained or incorporated by reference in this prospectus and any such prospectus supplement or other offering material. We have not authorized anyone to provide you with different information. The Selling Stockholders are not making an offer to sell or soliciting an offer to purchase shares of our common stock in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus, any prospectus supplement and any related free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus or any applicable prospectus supplement or other offering material (including any free writing prospectus) nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or other offering material or in our affairs since the date of this prospectus or any applicable prospectus supplement or other offering material.

We may include agreements as exhibits to the registration statement of which this prospectus forms a part. In reviewing such agreements, please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•

may have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures would not necessarily be reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about us may be found elsewhere in the registration statement of which this prospectus forms a part and our other public filings, which are available without charge on the Internet at the SEC’s EDGAR website at http://www.sec.gov.

Unless indicated otherwise, as used in this prospectus, the terms “jcpenney,” “we,” “us,” “our,” “ourselves” or the “Company” refer to J. C. Penney Company, Inc., and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically at http://www.sec.gov. Our filings with the SEC are also available without charge from our website at www.jcp.com. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at the following address:

100 F Street, N.E.

Washington, D.C. 20549

You can call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available at the offices of the NYSE, 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the NYSE, you can call (212) 656-5060. Information about us is also available at our website at www.jcp.com. Our website and the information contained on it are not part of this prospectus.

INCORPORATION BY REFERENCE

This prospectus is part of a registration statement filed with the SEC by us. The full registration statement can be obtained from the SEC as indicated above, or from us.

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This means that we can disclose important information to you by referring you to information and documents that we have filed with the SEC. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the SEC after the date of this prospectus will automatically update and supersede the corresponding information contained in this prospectus.

We specifically are incorporating by reference the following documents (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	JCPenney’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013, filed with the SEC on March 20, 2013;

•	JCPenney’s Quarterly Report on Form 10-Q for the quarter ended May 4, 2013, filed on June 11, 2013;

•

JCPenney’s Current Reports on Form 8-K filed with the SEC on February 4, 2013, February 12, 2013, March 20, 2013, April 4, 2013, April 8, 2013, April 15, 2013, April 29, 2013, April 30, 2013, May 14, 2013, May 20, 2013, May 24, 2013, July 26, 2013, August 1, 2013, August 8, 2013, August 9, 2013, August 13, 2013, August 16, 2013, August 22, 2013 and both of JCPenney’s Current Reports on Form 8-K filed with the SEC on April 18, 2013;

•	JCPenney’s Definitive Proxy Statement for JCPenney’s 2013 Annual Meeting of Stockholders, filed with the SEC on April 2, 2013, as supplemented on April 12, 2013; and

•

Any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding any information furnished to, rather than filed with, the SEC, after the date of this prospectus until we sell all of the securities being registered by the registration statement of which this prospectus forms a part.

You may request a free copy of any documents referred to above, orally or in writing, including exhibits specifically incorporated by reference in those documents, by contacting us at the following address and telephone number:

J. C. Penney Company, Inc.

6501 Legacy Drive

Plano, Texas 75024

Telephone: (972) 431-5500

Attention: Investor Relations

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement, and the documents incorporated herein by reference may contain forward-looking statements made within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “will,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or the negative of these terms or other comparable terminology. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Those risks and uncertainties include, but are not limited to, the success of our transformation, the impact of changes designed to transform our business, competition and promotional activities, changes in merchandise styles and trends, changes in store traffic trends, maintaining an appropriate mix and level of inventory, the implementation of our new store layout, the availability of internal and external sources of liquidity, our failure to retain, attract and motivate our employees, the reduction and restructuring of our workforce, the impact of cost reduction initiatives, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, disruptions in our information technology systems or website, changes in our credit ratings, our failure to source and deliver merchandise in a timely and cost-effective manner, changes in our arrangements with our suppliers and vendors, restrictions under our revolving credit facility, potential asset impairment charges, risks associated with importing merchandise from foreign countries, economic and political conditions that impact consumer confidence and spending, the impact of holiday spending patterns and weather conditions, changes in federal, state or local laws and regulations, legal and regulatory proceedings, significant changes in discount rates, actual investment return on pension assets and other factors related to our qualified pension plan, the influence of our largest stockholders, the volatility of our stock price and our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes. Additional information regarding these and other factors may be contained in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. The list of factors identified above and in the aforementioned reports is not exhaustive and new factors may emerge or changes to these factors may occur that would impact our business. All such risk factors are difficult to predict and contain material uncertainties that may affect actual results and may be beyond our control.

We also used other factors and assumptions not identified above in deriving the forward-looking statements. Our failure to realize these other assumptions or the impact of the other factors may also cause actual results to differ materially from those projected.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. You are cautioned not to rely on the forward-looking statements, which speak only as of the date of this prospectus or, where applicable, a prospectus supplement or document incorporated by reference. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of any prospectus supplement nor are we under any obligation to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

THE COMPANY

J. C. Penney Company, Inc. is a holding company whose principal operating subsidiary is J. C. Penney Corporation, Inc. (“JCP”). JCP was incorporated in Delaware in 1924, and J. C. Penney Company, Inc. was incorporated in Delaware in 2002, when the holding company structure was implemented. The new holding company assumed the name J. C. Penney Company, Inc. (“JCPenney”). The holding company has no independent assets or operations, and no direct subsidiaries other than JCP. Common stock of JCPenney is publicly traded under the symbol “JCP” on the New York Stock Exchange. JCPenney is a co-obligor (or guarantor, as appropriate) regarding the payment of principal and interest on JCP’s outstanding debt securities. The guarantee by JCPenney of certain of JCP’s outstanding debt securities is full and unconditional.

Since our founding by James Cash Penney in 1902, we have grown to be a major retailer, operating 1,104 department stores in 49 states and Puerto Rico. Our business consists of selling merchandise and services to consumers through our department stores and through our Internet website at jcp.com. Department stores and Internet generally serve the same type of customers and provide virtually the same mix of merchandise, and department stores accept returns from sales made in stores and via the Internet. We sell family apparel and footwear, accessories, fine and fashion jewelry, beauty products through Sephora inside jcpenney and home furnishings. In addition, our department stores provide our customers with services such as styling salon, optical, portrait photography and custom decorating.

USE OF PROCEEDS

The proceeds from the sale of the common stock to which this prospectus relates are solely for the account of the Selling Stockholders. JCPenney will not receive any of the proceeds from such sales.

DESCRIPTION OF SECURITIES

This prospectus contains a summary description of our common stock that the Selling Stockholders may offer and sell from time to time. This summary description is not meant to be a complete description of our common stock. At the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

In this section entitled “Description of Capital Stock,” when we refer to the “Company,” “JCPenney,” “we,” “our,” or “us,” we are referring to J. C. Penney Company, Inc. and none of its subsidiaries. JCPenney’s authorized capital stock consisted of 1,250,000,000 shares of common stock of 50¢ par value, of which 220,455,870 shares were issued and outstanding as of August 20, 2013, and 25,000,000 shares of preferred stock, without par value, of which no shares were issued and outstanding as of August 20, 2013. The authorized shares of any class of stock may be increased or decreased, as the case may be, by the affirmative vote of the holders of a majority of the outstanding shares of the stock entitled to vote. The descriptions set forth below of the common stock and preferred stock (as hereinafter described) constitute brief summaries of certain provisions of JCPenney’s Restated Certificate of Incorporation, as amended, referred to in this section as its “Charter,” and its Bylaws, as amended, referred to in this section as its “Bylaws,” and are qualified in their entirety by reference to the relevant provisions of such documents. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for information on how to obtain copies of these documents.

Common Stock

Holders of common stock are entitled to one vote per share with respect to each matter submitted to a vote of the stockholders of JCPenney, including the election of directors, subject to voting rights that may be established for shares of preferred stock. Our Charter does not provide for cumulative voting nor are holders of common stock entitled to any preemptive rights to purchase or subscribe for any of our securities. Shares of common stock are neither redeemable nor convertible, and there are no sinking fund provisions relating to these shares.

Subject to the prior rights of any outstanding shares of preferred stock, holders of common stock are entitled to receive such dividends as may be lawfully declared from time to time by our Board of Directors (the “Board”). Upon any voluntary or involuntary liquidation, dissolution or winding up of JCPenney, holders of common stock will share equally in the assets remaining after the Company pays all of its creditors and satisfies all of its obligations to preferred stockholders.

The outstanding shares of common stock are fully paid and nonassessable. Additional shares of common stock may be issued, as authorized by our Board from time to time, without stockholder approval, except for any stockholder approval required by the NYSE.

Computershare Inc. (formerly BNY Mellon Shareowner Services) is the transfer agent and registrar of the common stock.

Preferred Stock

Our Charter authorizes our Board, without further stockholder action, to provide for the issuance of up to 25,000,000 shares of preferred stock, without par value, in one or more series, and to fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation preferences of each of these series. We may amend our Charter from time to time to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of our shares entitled to vote.

The particular terms of any series of preferred stock under this prospectus will be described in the applicable prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the title and liquidation preference per share of the preferred stock and the number of shares offered;

•	the purchase price of the preferred stock;

•	the dividend rate (or method of calculation), the dates on which dividends will be payable, whether dividends shall be cumulative and, if so, the date from which dividends will begin to accumulate;

•	any redemption or sinking fund provisions of the preferred stock;

•	any conversion, redemption or exchange provisions of the preferred stock;

•	the voting rights, if any, of the preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

If the terms of any series of preferred stock being offered differ from the terms set forth in this prospectus, those terms will also be disclosed in the applicable prospectus supplement relating to that series of preferred stock. The summary in this prospectus is not complete. You should refer to the certificate of designations establishing a particular series of preferred stock which has been or will be filed with the Secretary of State of the State of Delaware and the SEC in connection with the offering of the preferred stock.

Each prospectus supplement may describe certain U.S. federal income tax considerations applicable to the purchase, holding and disposition of the preferred stock that prospectus supplement covers.

Dividend Rights.     The preferred stock will be preferred, to the extent of the preference to which such preferred stock is entitled, over the common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock or other stock ranking junior to that series of preferred stock as to dividends and upon liquidation) on the common stock or other stock ranking junior to that series of preferred stock as to dividends and upon liquidation shall be declared and set apart for payment or paid, the holders of shares of each series of preferred stock, to the extent of the preference to which such preferred stock is entitled, will be entitled to receive dividends when, as and if declared by our Board or, if dividends are cumulative, full cumulative dividends for the current and all prior dividend periods (unless otherwise set forth in the applicable prospectus supplement). We will pay those dividends either in cash, shares of preferred stock, or otherwise, at the rate and on the date or dates set forth in the applicable certificate of designations or prospectus supplement. With respect to each series of preferred stock that has cumulative dividends, the dividends on each share of the series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest. The applicable certificate of designations or prospectus supplement will indicate the relative ranking of the particular series of the preferred stock as to the payment of dividends, as compared with then-existing and future series of preferred stock.

Rights upon Liquidation.     The preferred stock of each series will be preferred over the common stock and other stock ranking junior to that series of preferred stock as to assets, so that the holders of that series of preferred stock (unless otherwise set forth in the applicable prospectus supplement) will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up, before any distribution is made to the holders of common stock and other stock ranking junior to that series of preferred stock, the amount set forth in the applicable certificate of designations or prospectus supplement. However, in this case the holders of preferred stock of that series will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up, our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled, subject to any provisions of any series of preferred stock that rank it junior or senior to other series of preferred stock upon liquidation. The certificate of designations or applicable prospectus supplement will indicate the relative ranking of the particular series of the preferred stock upon liquidation, as compared with then-existing and future series of preferred stock.

Conversion, Redemption or Exchange Rights.     Except as indicated in the applicable certificate of designations or prospectus supplement, the shares of a series of preferred stock will not be convertible at the option of the holder of the preferred stock, redeemable at our option or the option of the holder, as applicable, or exchangeable at our option, into another security.

Voting Rights.     Except as indicated in the applicable certificate of designations or prospectus supplement or as otherwise from time to time required by law, the holders of preferred stock will have no voting rights.

Preferred Stock Purchase Rights

Preferred stock purchase rights (the “Rights”) are attached to all shares of our common stock outstanding. These Rights are issued under a Rights Agreement, dated August 22, 2013 (the “Rights Agreement”), between the Company and Computershare Inc., as rights agent. Each Right entitles the registered holder to purchase 1/1000th of a share of a newly authorized series of preferred stock of the Company designated Series C Junior Participating Preferred Stock (the “Series C Preferred Stock”) under conditions described in the Rights Agreement. The Rights expire on August 22, 2014, unless such date is extended or the Rights are earlier redeemed or exchanged.

In general terms, the Rights restrict any person or group of affiliated or associated persons (other than the Company, its subsidiaries, or employee benefit plans of the Company or any of its subsidiaries) from acquiring beneficial ownership of 10% or more of the outstanding common stock, or, in the case of any person or group that owned 10% or more of the outstanding common stock on the date of announcement of the Company’s entry into the Rights Agreement, any additional shares of common stock. In addition, any person or group who becomes the owner of 10% or more of the outstanding common stock solely as a result of a reduction in the number of shares outstanding due to any repurchase of shares by the Company would be permitted to acquire up to an additional 1% of the outstanding common stock. An “acquiring person” is any person or group who acquires shares of common stock in violation of these limitations.

The Rights will initially trade with, and will be inseparable from, the common stock. The Rights will not be evidenced by separate certificates until they become exercisable. Each Right will allow its holder to purchase from the Company, once the Rights become exercisable, one one-thousandth of a share of Series C Preferred Stock for $55.00, subject to adjustment in accordance with the terms of the Rights Agreement.

The Rights will separate from the common stock and become exercisable on the earlier of (1) the 10th business day following the first date of a public announcement that a person or group has become an acquiring person; or (2) the 10th business day (or such later date as the Board may determine) following the commencement after the date of the Rights Agreement of a tender offer or exchange offer that, if consummated, would result in that person or group becoming an acquiring person.

If any person or group of affiliated or associated persons becomes an acquiring person, then each Right (other than Rights owned by an acquiring person, its affiliates, associates or certain transferees, which will become void) will entitle the holder to purchase, at the then current exercise price, common stock (or, in certain circumstances, a combination of common stock, other securities, cash or other property) having a value of twice the exercise price of the Right, in effect enabling a purchase at half-price. However, Rights are not exercisable following the occurrence of such event until such time as the Rights are no longer redeemable by the Company as described below.

In the event that, at any time following the first date of a public announcement by the Company that a person or group has become an acquiring person, (1) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation, (2) the Company engages in a merger or other business combination transaction in which the Company is the surviving corporation and the common stock of the Company is changed or exchanged, or (3) fifty percent (50%) or more of the Company’s assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

After a person or group becomes an acquiring person, but before such person or group owns 50% or more of the outstanding common stock, the Board of Directors may exchange the Rights, in whole or in part, at an exchange ratio of one share of common stock, or one one-thousandth of a share of Series C Preferred Stock (or of a share of a class or series of the Company preferred stock having equivalent rights, preferences and privileges) for each Right, other than Rights held by the acquiring person.

The Board may redeem all, but not less than all, of the Rights for $0.001 per Right at any time prior to the distribution date. The redemption price may, at the option of the Company, be paid in cash or in shares of common stock or other consideration deemed appropriate by the Board. The redemption price will be adjusted in the event of a stock split or stock dividend with respect to the common stock.

The Board has the right to adjust, among other things, the exercise price, as well as the number of preferred shares issuable, and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the preferred shares or common stock.

The terms of the Rights Agreement may be amended by the Board prior to the distribution date without the consent of the holders of the Rights. The Board may only amend the Rights Agreement after the distribution date for certain limited purposes, such as to cure ambiguity, shorten or lengthen time periods in the Rights Agreement, or other changes that do not adversely affects the holders of the Rights.

Certain Charter, Bylaw and Delaware Law Provisions

Our Charter and Bylaws and the Delaware General Corporation Law contain several provisions that may make it more difficult to acquire or control us by means of a tender offer, open market purchases, proxy fight or otherwise.

Election of Directors; Removal of Directors; Action by Written Consent

Our directors are elected annually. In a non-contested election, each director must be elected by the affirmative vote of the majority of the votes cast with respect to that director’s election. Our Bylaws provide that in a non-contested election, any nominee for director who is an incumbent director and does not receive a majority of the votes cast “For” his or her election must promptly tender his or her resignation, and the Board, excluding the director who tenders his or her resignation, must promptly decide whether to accept or reject the resignation. Absent a compelling reason for the director to remain on the Board, as determined by the other directors in the exercise of their business judgment, the Board shall accept the resignation. We will promptly and publicly disclose the Board’s decision, together with an explanation of how the decision was reached. In a contested election, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the stockholder meeting and entitled to vote on the election of directors.

Our Charter and Bylaws also provide that stockholders may only take action at an annual or special meeting of the stockholders and not by written consent of stockholders. The provisions regarding action by written consent require the vote of at least a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class in order to remove or amend them.

These provisions may have the effect of discouraging anyone from attempting to acquire control of us and could deter open market purchases of our common stock.

Stockholder Proposals and Nominations

Our Bylaws provide that any stockholder may present a nomination for director at an annual meeting of stockholders only if advance notice of such nomination has been delivered to us not less than 90 days prior to the meeting. If an election of directors is to be held at a special meeting of stockholders, notice by the stockholder must be received not later than seven days after the notice of such meeting was given to stockholders. Similarly, any stockholder may present a proposal at an annual meeting only if advance notice of the proposal has been delivered to us not less than 90 days prior to the meeting. The foregoing notices must describe the proposal to be brought at the meeting or the nominee for director, as applicable, as well as provide personal information regarding the stockholder giving the notice, the number of shares owned by the stockholder, his or her interest in such proposal and, with respect to nominations for director, such information with respect to the nominees as would be required to be included in a proxy statement filed by us with the SEC. In addition, our Bylaws provide that only the Board can call special meetings of stockholders and that the only business that may be brought before a special meeting is such business specified by the Board in the notice of such meeting. These procedural requirements could have the effect of delaying or preventing the submission of matters proposed by any stockholder to a vote of the stockholders.

Delaware Law

Section 203 of the General Corporation Law of the State of Delaware applies to us. Under certain circumstances, Section 203 limits the ability of an interested stockholder to effect various business combinations with the Company for a three-year period following the time that such stockholder becomes an interested stockholder. For purposes of Section 203, a “business combination” is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within the immediately preceding three years did own, 15% or more of our voting stock.

An interested stockholder may not engage in a business combination transaction with the Company within the three-year period unless:

•	before the stockholder became an interested stockholder, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction in which the stockholder became an interested stockholder, the interested stockholder owned at least 85% of our voting stock (excluding shares owned by officers, directors or certain employee stock purchase plans); or

•

at or subsequent to such time the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Certain Effects of Authorized But Unissued Stock

Our authorized but unissued shares of common stock and preferred stock may be issued without additional stockholder approval and may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.

The issuance of preferred stock could have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount available for distribution to holders of our common stock or could adversely affect the rights and powers, including voting rights, of such holders. In certain circumstances, such issuance could have the effect of decreasing the market price of our common stock.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of us.

We plan to issue additional shares of common stock in connection with our employee benefit plans.

Limitations on Directors’ Liability

Our Charter eliminates the personal liability of a director to the Company and its stockholders for certain breaches of his or her fiduciary duty as a director. This provision does not, however, eliminate or limit the personal liability of a director:

•	for any breach of such director’s duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

This provision offers persons who serve on our Board protection against awards of monetary damages resulting from breaches of their fiduciary duty (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the Company, and limits our ability or the ability of one of our stockholders to prosecute an action against a director for a breach of fiduciary duty. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

Our Bylaws provide that we may indemnify any of our officers or directors to the fullest extent permitted by the Delaware General Corporation Law.

Forum Selection

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of us;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders;

•	any action asserting a claim arising pursuant to the Delaware General Corporation Law or our Charter or Bylaws; or

•	any action asserting a claim governed by the internal affairs doctrine of the State of Delaware.

In the event that the Court of Chancery lacks jurisdiction over any such action or proceeding, our Bylaws provide that the sole and exclusive forum for such action or proceeding will be another state or federal court located within the State of Delaware. Our Bylaws further provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provision.

SELLING STOCKHOLDERS

This prospectus covers the resale, from time to time, of shares of common stock that underlie a warrant sold to Ronald Johnson in a private placement in 2011 prior to his employment with the Company (the “Warrant”). Mr. Johnson served as Chief Executive Officer of the Company from November 2011 until April 8, 2013, and was a member of the Company’s Board of Directors from August 2011 until April 8, 2013. Mr. Johnson, including his transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus and any accompanying prospectus supplement any or all of the shares of our common stock which are issued upon exercise of the Warrant.

This prospectus also covers the resale, from time to time, of shares of common stock held by William A. Ackman, Pershing Square Capital Management, L.P., PS Management GP, LLC, Pershing Square GP, LLC, Pershing Square Holdings, Ltd., Pershing Square, L.P., Pershing Square II, L.P. and Pershing Square International, Ltd. (collectively, “Pershing Square”). Pershing Square disclosed that it had a greater than 5% equity interest in the Company in October 2010. William A. Ackman served as a member of the Company’s Board of Directors from February 2011 until August 12, 2013. Pershing Square including its transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus and any accompanying prospectus supplement any or all of the shares of our common stock they hold.

Additional information about any Selling Stockholder, including its beneficial ownership of our common stock, the number of shares being offered and sold by it, and the number of shares beneficially owned by it after the applicable offering, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

The Selling Stockholders may offer the shares from time to time, depending on market conditions and other factors, in one or more transactions on the NYSE or any other national securities exchange or automated interdealer quotation system on which shares of our common stock are then listed, through negotiated transactions or otherwise. The shares may be sold at prices and on terms then prevailing, at prices related to the then-current market price or at negotiated prices. The shares may be offered in any manner permitted by law, including through brokers, dealers or agents, and directly to one or more purchasers. Sales of the shares may involve:

•	underwritten transactions;

•	block transactions in which the broker or dealer engaged will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its account;

•	privately negotiated transactions;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders will act independently of us with respect to the timing, manner and size of each sale.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The Selling Stockholders are not obligated to, and there is no assurance that the Selling Stockholders will, sell all or any of the shares we are registering. The Selling Stockholders may devise or gift such shares by other means not described in this prospectus.

We will make copies of this prospectus and the accompanying prospectus supplement available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for the Company by Janet Dhillon, Executive Vice President, General Counsel and Secretary of J. C. Penney Company, Inc. As of August 20, 2013, Ms. Dhillon beneficially owned 495,918 shares of J. C. Penney Company, Inc. common stock, 301,643 of which may be acquired through the exercise of employee stock options. Counsel for any underwriter or agent will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of JCPenney as of February 2, 2013 and January 28, 2012 and for each of the years in the three-year period ended February 2, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of February 2, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

39,075,771 Shares

J. C. Penney Company, Inc.

COMMON STOCK

Book-Running Manager

Citigroup

PROSPECTUS  SUPPLEMENT

August 26, 2013